EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

THIRD QUARTER FISCAL 2016 FINANCIAL RESULTS

▪

Third quarter net revenues of $101.3 million and net income of $2.8 million, or $0.22 per diluted share (which includes a $0.07 per share favorable income tax credit) for the three months ended June 30, 2016, compared to net revenues of $121.3 million and net income of $6.6 million, or $0.53 per diluted share, for the same period of fiscal 2015.

▪	Backlog of $187.2 million at June 30, 2016, a decrease of 3.3% from $193.5 million at March 31, 2016.
▪	Capital investment in the first nine months of fiscal 2016 of $22.1 million, with a forecast for capital spending in fiscal 2016 of $30.0 million.
▪	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.

KOKOMO, IN, August 4, 2016 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the third quarter ended June 30, 2016.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“As expected, our specialty application shipments in the third quarter strengthened, and that, together with stability in the nickel market, increased our overall gross margins and profitability compared sequentially to the second quarter. Base business in aerospace is holding up well, although we’ve seen some light inventory corrections in the supply chain, and business in the chemical processing and land-based gas turbines markets are still well below their historical levels,” said Mark Comerford, President and Chief Executive Officer.  “We’re still in a very difficult macro-economic cycle for industrial materials, however, we remain focused on driving costs out of our processes and continuing to develop new projects and new applications for our advanced materials.”

Quarter Results

Net Revenues. Net revenues were $101.3 million in the third quarter of fiscal 2016, a decrease of 16.5% from $121.3 million in the same period of fiscal 2015.   Volume was 4.4 million pounds in the third quarter of fiscal 2016, a decrease of 8.5% from 4.8 million pounds in the same period of fiscal 2015.  The decrease in volume is due to the lower level of overall activity and the impact of global economic concerns.  While specialty application project volumes in certain markets improved in the third quarter compared sequentially to the first and second quarters of fiscal 2016, the project orders shipped in the third quarter of fiscal 2016 as compared to the same period in fiscal 2015 decreased. The product-sales average selling price was $21.56 per pound in the third quarter of fiscal 2016, a decrease of 8.5% from $23.56 per pound in the same period of fiscal 2015.  The average selling price decreased as a result of lower raw material market prices, which represented approximately $1.11 per pound of the decrease, and increased pricing competition, which represented approximately $1.27 of the decrease, partially offset by a $0.38 per pound increase due to changes in product mix.

Cost of Sales.  Cost of sales was $88.0 million, or 86.9% of net revenues, in the third quarter of fiscal 2016 compared to $97.1 million, or 80.1% of net revenues, in the same period of fiscal 2015. Cost of sales in the third quarter of fiscal 2016 decreased by $9.1 million as compared to the same period of fiscal 2015 primarily due to lower volumes and lower raw material costs.

Gross Profit.   As a result of the above factors, gross profit was $13.3 million for the third quarter of fiscal 2016, a decrease of $10.9 million from the same period of fiscal 2015. Gross margin as a percentage of net revenue decreased to 13.1% in the third quarter of fiscal 2016 as compared to 19.9% in the same period of fiscal 2015. The decrease is primarily attributable to a less profitable mix of products sold in fiscal 2016 related to the lower specialty application projects and falling nickel prices.   Falling nickel prices created compression on gross margins due to pressure on selling prices from lower nickel prices, combined with higher cost of sales as the Company sells the higher-cost inventory melted in a prior period with higher nickel prices.

Selling, General and Administrative Expense.    Selling, general and administrative expense was $9.2 million for the third quarter of fiscal 2016, a decrease of $3.2 million from the same period of fiscal 2015.  This decrease is primarily attributable to foreign exchange gains of $0.9 million realized in the third quarter of fiscal 2016 compared to $1.3 million of foreign exchange losses realized in the third quarter of fiscal 2015, combined with a $0.7 million reduction from reduced management incentive compensation.  Selling, general and administrative expense as a percentage of net revenues decreased to 9.1% for the third quarter of fiscal 2016 compared to 10.2% for the same period of fiscal 2015.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 0.9% of revenue, for the third quarter of fiscal 2016, compared to $0.9 million, or 0.7% of revenue, in the same period of fiscal 2015.

Operating Income.  As a result of the above factors, operating income in the third quarter of fiscal 2016 was $3.1 million compared to operating income of $10.9 million in the same period of fiscal 2015.

Income Taxes.  Income tax expense was $0.2 million in the third quarter of fiscal 2016, a decrease of $4.0 million from an expense of $4.2 million in the third quarter of fiscal 2015.  The effective tax rate for the third quarter of fiscal 2016 was 7.8%, compared to 39.1% in the same period of fiscal 2015.  The lower effective tax rate this quarter was primarily attributable to the recognition of a research and development tax credit that had a $0.8 million benefit to income tax expense in the quarter

Net Income.  As a result of the above factors, net income in the third quarter of fiscal 2016 was $2.8 million, a decrease of $3.8 million from net income of $6.6 million in the same period of fiscal 2015.

Nine Months Results

Net Revenues.   Net revenues were $298.8 million in the first nine months of fiscal 2016, a decrease of 19.4% from $370.6 million in the same period of fiscal 2015.   Volume was 13.5 million pounds in the first nine months of fiscal 2016, a decrease of 11.3% from 15.2 million pounds in the same period of fiscal 2015.  The decrease in volume is due to the lower level of project orders in chemical processing and other markets as well as adjustments in the inventory in the aerospace supply chain in the first nine months of fiscal 2016 as compared to the same period in fiscal 2015.  The product-sales average selling price was $20.80 per pound in the first nine months of fiscal 2016, a decrease of 9.6% from $23.01 per pound in the same period of fiscal 2015.  The average selling price decreased as a result of lower raw material market prices, which represented approximately $1.65 per pound of the decrease, and increased pricing competition, which represented approximately $0.59 per pound of the decrease, partially offset by a change in product mix, which increased average selling price per pound by approximately $0.03.

Cost of Sales.  Cost of sales was $264.6 million, or 88.5% of net revenues, in the first nine months of fiscal 2016 compared to $298.4 million, or 80.5% of net revenues, in the same period of fiscal 2015. Cost of sales in the first nine months of fiscal 2016 decreased by $33.8 million as compared to the same period of fiscal 2015 primarily due to lower volumes and raw material costs.

Gross Profit.   As a result of the above factors, gross profit was $34.3 million for the first nine months of fiscal 2016, a decrease of $38.0 million from the same period of fiscal 2015. Gross margin as a percentage of net revenue decreased to 11.5% in the first nine months of fiscal 2016 as compared to 19.5% in the same period of fiscal 2015. The decrease is primarily attributable to a less profitable mix of products sold in fiscal 2016 related to the lower specialty application

projects and falling nickel prices.   Falling nickel prices created compression on gross margins due to pressure on selling prices from lower nickel prices, combined with higher cost of sales as the Company sells the higher-cost inventory melted in a prior period with higher nickel prices.  In addition, the falling nickel prices combined with compressing gross margins necessitated inventory valuation adjustments to adjust inventory to lower net realizable values.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $29.0 million for the first nine months of fiscal 2016, a decrease of $2.8 million from the same period of fiscal 2015. The decrease in expense was primarily driven by changes in foreign exchange combined with lower management incentive compensation expense in fiscal 2016.  Selling, general and administrative expense as a percentage of net revenues increased to 9.7% for the first nine months of fiscal 2016 compared to 8.6% for the same period of fiscal 2015 primarily due to lower revenues.

Research and Technical Expense.  Research and technical expense was $2.7 million, or 0.9% of revenue, for the first nine months of fiscal 2016, compared to $2.7 million, or 0.7% of revenue, in the same period of fiscal 2015.

Operating Income.  As a result of the above factors, operating income in the first nine months of fiscal 2016 was $2.5 million compared to operating income of $37.8 million in the same period of fiscal 2015.

Income Taxes.  Income tax expense was $0.3 million in the first nine months fiscal 2016, a decrease of $12.8 million from an expense of $13.1 million the same period of fiscal 2015.  The effective tax rate for the first nine months of fiscal 2016 was 14.1%, compared to 34.6% in the same period of fiscal 2015.  The lower effective tax rate this year was primarily attributable to the recognition of a research and development tax credit that had a $0.8 million benefit to income tax expense in the third quarter.

Net Income.  As a result of the above factors, net income for the first nine months of fiscal 2016 was $1.9 million, a decrease of $22.8 million from net income of $24.7 million in the same period of fiscal 2015.

Volumes, Competition and Pricing

In the third quarter of fiscal 2016, the Company benefitted from increased volumes of project-oriented specialty application business utilizing proprietary alloys as compared to the lower levels in the first and second quarters.  These projects are included in results for the Company’s chemical processing market, where the average selling price per pound increased sequentially from $20.20 per pound in the second quarter of fiscal 2016 to $27.48 per pound in the third quarter.  Volumes of these specialty application projects are expected to continue at a similar level in the fourth quarter as well.  These specialty projects provide an offset to lower base-volume levels in certain of the Company’s markets with global macro-economic headwinds in the industrial sector.  The Company has experienced increased competition in certain markets as producers are dealing with lower utilization rates.  Management expects base-volumes and prices to continue to be challenged in the fourth quarter due to, among other factors, lowered demand, the continued strong dollar and uncertainties in the global macro-economic and political environment.

The market price of nickel moderately increased over the third quarter of fiscal 2016 after being relatively stable over the second quarter of fiscal 2016.  However, the significant decline in market price over fiscal 2015 and the first quarter of fiscal 2016 continues to have an unfavorable impact on the Company’s financial results.  Falling nickel prices create compression on gross margins due to pressure on selling prices, combined with higher cost of sales, as the Company ships higher-cost inventory acquired in prior periods with higher nickel prices.  Compression was significant in the third quarter of fiscal 2016, but is expected to decrease in the fourth quarter.  The Company values inventory utilizing the first-in, first-out (“FIFO”) inventory costing methodology. In a period of decreasing raw material costs, the FIFO inventory valuation method normally results in higher costs of sales as compared to the last-in, first-out method.

Gross Profit Margin Trend Performance

During the third quarter of fiscal 2016, gross profit margin and gross profit margin percentage improved sequentially.    Gross profit margin percentage was 13.1% in the third quarter of fiscal 2016 compared to 8.7% in the second quarter of fiscal 2016.  The increased levels of specialty application projects utilizing proprietary alloys contributed to this improvement.  However, the price of nickel as well as the strong U.S. dollar and higher levels of competition continue to unfavorably impact margins.

Backlog

Backlog was $187.2 million at June 30, 2016, a decrease of approximately $6.3 million, or 3.3%, from $193.5 million at March 31, 2016. The backlog dollars decreased during the third quarter of fiscal 2016 due to a 3.8% decrease in the average selling price per pound partially offset by a 0.5% increase in pounds.  The decrease in average selling price per pound reflects a change in product mix in the backlog.

Expansion of LaPorte, Indiana Operations

The Company announced on May 2, 2016 its decision to expand and streamline its distribution footprint by investing in new plant and equipment at its processing facility located in LaPorte, Indiana.  In connection with the expansion, the Company plans to relocate its service center operations in Lebanon, Indiana to LaPorte.  The project is expected to begin in the fourth quarter of calendar 2016 and be completed by the end of calendar 2017.

Costs associated with the project are estimated to consist of approximately $1.8 million to $2.5 million relating to equipment relocation and approximately $0.5 million to $1.1 million in other costs, including one-time termination benefits, relocation expenses and lease termination costs, for a total of approximately $2.3 million to $3.6 million in total costs relating to the move.  Approximately $0.3 million of these costs were expensed in the third quarter of fiscal 2016, and the remainder will be recorded as incurred over the project period.

Capital Spending

The Company has made progress on the capital projects to increase sheet manufacturing capacity in the Kokomo operations in order to help keep pace with anticipated growth in the aerospace market. In order to respond to expected continued demand, total planned capital expenditures of $30.0 million in fiscal 2016 include investments in the heat treating and cold rolling areas, where the Company is currently constrained, of approximately $16.6 million and the manufacturing phase of the Company’s IT systems upgrade of approximately $1.7 million.  The remaining $11.7 million of planned spending throughout the Company’s manufacturing facilities is considered a maintenance level of spending. Capital investment in the first nine months of fiscal 2016 was $22.1 million.

Liquidity

During the first nine months of fiscal 2016, the Company’s primary sources of cash were cash on-hand and cash provided by operating activities, as detailed below.  At June 30, 2016, the Company had cash and cash equivalents of $44.4 million (excluding restricted cash of $9.2 million) compared to $49.0 million at September 30, 2015. As of June 30, 2016, the Company had cash and cash equivalents of $13.9 million that was held by foreign subsidiaries in various currencies.

For the first nine months of fiscal 2016, net cash provided by operating activities was $26.3 million compared to net cash provided by operations of $38.9 million in the first nine months of fiscal 2015.  Net income of $1.9 million in the first nine months of fiscal 2016 compared to net income $24.7 million in the same period of fiscal 2015 was the primary driver for the change in addition to higher pension and post-retirement payments in the first nine months of fiscal 2016 of $9.8 million compared to $4.1 million over the same period of fiscal 2015.  Partially offsetting these items was cash generated from lower controllable working capital of $2.0 million in the first nine months of fiscal 2016 compared to cash used from higher controllable working capital of $6.1 million over the same period of fiscal 2015, and income taxes payments of $0 million in the first nine months of fiscal 2016 compared to income tax payments of $12.2 million in the first nine-months of fiscal 2015.  Net cash used in investing activities was $22.1 million in the first nine months of fiscal 2016 compared to $28.7 million in the same period of fiscal 2015.  The reduction in cash used in investing activities is primarily due to the Company’s acquisition of Leveltek – LaPorte assets of $14.6 million in the first nine months of 2015, partially offset by higher additions to property, plant and equipment of $8.1 million in the first nine months of fiscal 2016 compared to the same period of 2015 as a result of the Company’s investments in sheet manufacturing capacity.   Net cash used in financing activities in the first nine months of fiscal 2016 of $8.4 million included $8.2 million of dividend payments and approximately $0.3 million of stock re-purchases made to satisfy taxes in relation to the vesting of restricted stock granted to officers and other employees.

The Company’s sources of liquidity for the remainder of fiscal 2016 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  At June 30, 2016, the Company had cash of $44.4 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves that could limit the Company’s borrowing to approximately $105.0 million. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

On August 4, 2016, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable September 15, 2016 to stockholders of record at the close of business on September 1, 2016. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $11.0 million on an annualized basis.

Guidance

The Company expects revenue and earnings in the fourth quarter to be slightly higher compared to those achieved in the third quarter of fiscal 2016.  This outlook is predicated on continued shipments of specialty application projects together with the assumption that the nickel in the Company’s cost of goods sold will become more aligned with the market price of nickel, reducing the compression on margins.   The Company still expects base-volumes and prices to be difficult in the next quarter due to slower demand, the continued strong dollar and uncertainties in the global macro-economic and political environment.

Earnings Conference Call

The Company will host a conference call on Friday, August 5, 2016 to discuss its results for the third quarter of fiscal 2016.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:   Friday, August 5, 2016Dial-In Numbers:        877-407-8033  (Domestic)
Time:9:00 a.m. Eastern Time201-689-8033  (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, August 5th at 11:00 a.m. ET, through 11:59 p.m. ET on Monday, September 5, 2016. To listen to the replay, please dial:

Domestic:        877-660-6853

International:201-612-7415

Replay Access:                Conference:  13642338

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2016 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2015.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2016	2015	2016
Net revenues	$121,270	$101,255	$370,634	$298,836
Cost of sales	97,119	87,990	298,375	264,578
Gross profit	24,151	13,265	72,259	34,258
Selling, general and administrative expense	12,412	9,211	31,767	29,011
Research and technical expense	878	916	2,691	2,744
Operating income	10,861	3,138	37,801	2,503
Interest income	(21)	(29)	(64)	(74)
Interest expense	36	138	68	415
Income before income taxes	10,846	3,029	37,797	2,162
Provision for income taxes	4,244	237	13,095	304
Net income	$6,602	$2,792	$24,702	$1,858
Net income per share:
Basic	$0.53	$0.22	$1.99	$0.15
Diluted	$0.53	$0.22	$1.98	$0.15
Dividends declared per common share	$0.22	$0.22	$0.66	$0.66

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30,	June 30,
	2015	2016
ASSETS
Current assets:
Cash and cash equivalents	$49,045	$44,418
Restricted cash	—	9,200
Accounts receivable, less allowance for doubtful accounts of $869 and $757 at September 30, 2015 and June 30, 2016, respectively	75,593	67,261
Inventories	247,836	245,626
Income taxes receivable	3,699	7,949
Deferred income taxes—current portion	6,295	—
Other current assets	2,974	3,052
Total current assets	385,442	377,506
Property, plant and equipment, net	185,351	192,129
Deferred income taxes—long term portion	53,958	53,906
Prepayments and deferred charges	1,877	1,933
Goodwill	4,789	4,789
Other intangible assets, net	6,774	6,399
Total assets	$638,191	$636,662
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,386	$30,884
Accrued expenses	16,576	12,303
Accrued pension and postretirement benefits	4,965	4,965
Deferred revenue—current portion	2,500	13,751
Total current liabilities	53,427	61,903
Long-term obligations (less current portion)	4,574	4,575
Deferred revenue (less current portion)	25,329	23,454
Deferred income taxes	—	1,707
Accrued pension benefits (less current portion)	107,208	103,381
Accrued postretirement benefits (less current portion)	105,664	104,714
Total liabilities	296,202	299,734
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,467,498 and 12,520,608 shares issued and 12,446,000 and 12,491,149 outstanding at September 30, 2015 and June 30, 2016, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	244,488	246,081
Accumulated earnings	186,533	180,151
Treasury stock, 21,498 shares at September 30, 2015 and 29,159 shares at June 30, 2016	(1,091)	(1,380)
Accumulated other comprehensive loss	(87,953)	(87,936)
Total stockholders’ equity	341,989	336,928
Total liabilities and stockholders’ equity	$638,191	$636,662

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended June 30,
	2015	2016
Cash flows from operating activities:
Net income	$24,702	$1,858
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	13,898	15,316
Amortization	385	375
Pension and post-retirement expense - U.S. and U.K.	9,591	14,394
Change in long-term obligations	(778)	38
Stock compensation expense	1,609	1,432
Excess tax expense from restricted stock vesting	52	149
Deferred revenue	(1,875)	9,376
Deferred income taxes	624	4,007
Loss on disposition of property	180	213
Change in assets and liabilities:
Restricted cash	—	(9,200)
Accounts receivable	(2,341)	5,830
Inventories	(7,742)	(2,133)
Other assets	389	(144)
Accounts payable and accrued expenses	4,028	(1,718)
Income taxes	269	(3,653)
Accrued pension and postretirement benefits	(4,112)	(9,794)
Net cash provided by operating activities	38,879	26,346
Cash flows from investing activities:
Additions to property, plant and equipment	(14,049)	(22,102)
Acquisition of Leveltek - LaPorte assets	(14,600)	—
Net cash used in investing activities	(28,649)	(22,102)
Cash flows from financing activities:
Dividends paid	(8,214)	(8,240)
Proceeds from exercise of stock options	—	310
Payment for purchase of treasury stock	(251)	(289)
Excess tax expense from restricted stock vesting	(52)	(149)
Payments on long-term obligation	—	(37)
Net cash used in financing activities	(8,517)	(8,405)
Effect of exchange rates on cash	(349)	(466)
Increase (decrease) in cash and cash equivalents:	1,364	(4,627)
Cash and cash equivalents:
Beginning of period	45,871	49,045
End of period	$47,235	$44,418